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Exhibit 3.1

CERTIFICATE OF MERGER
MERGING

LINENS MERGER SUB CO.,
A DELAWARE CORPORATION

WITH AND INTO

LINENS 'N THINGS, INC.,
A DELAWARE CORPORATION

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

Linens 'n Things, Inc., a Delaware corporation ("Linens 'n Things"), hereby certifies as follows:

        FIRST:    Each of the constituent corporations, Linens 'n Things and Linens Merger Sub Co. ("Merger Sub"), is a corporation duly organized and existing under the laws of the State of Delaware.

        SECOND:    An Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 8, 2005, by and among Linens Holding Co., Merger Sub and Linens 'n Things, setting forth the terms and conditions of the merger of Merger Sub with and into Linens 'n Things (the Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 (and, with respect to Linens Merger Sub Co., Section 228) of the Delaware General Corporation Law.

        THIRD:    The surviving corporation in the Merger (the "Surviving Corporation") shall be Linens 'n Things.

        FOURTH:    The Certificate of Incorporation of the Surviving Corporation is amended in its entirety to read as set forth in Exhibit A hereto, and the name of the Surviving Corporation shall be "Linens 'n Things, Inc."

        FIFTH:    An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

      Linens 'n Things, Inc.
      6 Brighton Road
      Clifton, New Jersey 07015

        SIXTH:    A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

        SEVENTH:    The Merger shall become effective upon the tiling of this Certificate of Merger with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, Linens 'n Things, Inc. has caused this Certificate of Merger to be executed in its Corporate name as of the 14th day of February, 2006.

LINENS 'N THINGS, INC.
By: /s/ William T Giles
Name:	William T Giles
Title:	Executive Vice President, Chief Financial Officer

EXHIBIT A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LINENS 'N THINGS, INC.

        FIRST:    The name of the corporation is LINENS 'N THINGS, INC. (hereinafter the "Corporation").

        SECOND:    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

        FOURTH:    The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

        FIFTH:    The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

        SIXTH:    In furtherance and not in limitation of the powers conferred by statute, the Hoard of Directors is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation.

        SEVENTH:    The Corporation expressly elects not to be governed by Section 203 of the DGCL.

        EIGHTH:    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. as so amended from time to time. No repeal or modification of this Article EIGHTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article EIGHTH at the time of such repeal or modification.

        NINTH:    Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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CERTIFICATE OF MERGER MERGING LINENS MERGER SUB CO., A DELAWARE CORPORATION WITH AND INTO LINENS 'N THINGS, INC., A DELAWARE CORPORATION
EXHIBIT A Amended and Restated Certificate of Incorporation
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LINENS 'N THINGS, INC.